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                                                                Exhibit 16.1


July 6, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Gentlemen:

We have read Item 4 of Form 8-K dated July 6, 2004, of Falcon Products, Inc. and are in agreement with the statements contained in the second sentence of the first paragraph, the second paragraph, and the third paragraph of Item 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                        /s/ Ernst & Young LLP